Exhibit 10.12
AMENDMENT NUMBER ONE
TO THE
GOODRICH CORPORATION 2001 EQUITY COMPENSATION PLAN
(Effective April 17, 2001)
(As Amended and Restated April 2005)
          THIS AMENDMENT is made this 11th day of December, 2006, by Goodrich Corporation (hereinafter referred to as the “Company”);
W I T N E S S E T H
          WHEREAS, the Company maintains the Goodrich Corporation 2001 Equity Compensation Plan (Effective April 17, 2001 and as amended and restated April 2005) (hereinafter referred to as the “Plan”); and
          WHEREAS, pursuant to Section 28 of the Plan, the Board of Directors of the Company has maintained the right to amend the Plan from time to time; and
          WHEREAS, the Board of Directors of the Company has taken action authorizing this Amendment to the Plan; and
          NOW, THEREFORE, the Plan is hereby amended as follows:
I.
          Effective January 1, 2005, Section 9 of the Plan is hereby deleted and the following inserted in lieu thereof:
               “9. The Goodrich Corporation Long-Term Incentive Plan (“LTIP”).
     The Committee may make awards (“Performance Share Awards”) in Common Stock or phantom shares or awards of performance units (“Performance Unit Awards”) which are paid out in cash under this LTIP.
     At the time Performance Share Awards and Performance Unit Awards are made, the Committee shall determine, in its sole discretion, one or more performance periods and specific Performance Objectives (as defined below) to be achieved during the applicable performance periods, as well as such other restrictions and conditions as the Committee deems appropriate. In the case of Performance Unit Awards, the Committee shall also determine a target unit value or a range of unit values for each award.

     At the end of the performance period, the Committee shall determine the extent to which Performance Objectives have been attained or a degree of achievement between minimum and maximum levels in order to establish the level of payment to be made, if any, and shall determine if payment is to be made in the form of cash or shares of Common Stock (valued at their fair market value at the time of payment) or a combination of cash and shares of Common Stock. Payments of Performance Share Awards and Performance Unit Awards shall generally be made as soon as practicable following the end of the performance period.”
II.
          Effective January 1, 2005, the Section 29 is hereby added to the Plan and shall read as follows:
               “29. 409A Compliance.
     Notwithstanding any Plan provisions herein to the contrary and, to the extent applicable, the Plan shall be interpreted, construed and administered (including with respect to any amendment, modification or termination of the Plan) in such manner so as to comply with the provisions of Section 409A of the Internal Revenue Code and any related Internal Revenue Service guidance promulgated thereunder.”
          IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed as of the day and year first above written.

GOODRICH CORPORATION
By:
Title:

2